Ceres Announces Fiscal Second Quarter 2014 Financial Results

−	Sorghum harvests underway in Brazil.
−	Field evaluations of biotech traits move forward in multiple crops.
−	Company receives $20.8 million in net proceeds from follow-on offering.

THOUSAND OAKS, Calif. – April 10, 2014 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology and seed company, announced today financial results for the three months ended February 28, 2014 and provided an update on its business in Brazil.

The company reported that harvests for the 2013-2014 sorghum growing season in Brazil have commenced, with the majority of locations to be harvested over the next four to six weeks as various products reach maturity. Since the favorable start to the season, weather patterns in South-Central Brazil have been variable and drier than normal overall, with severely dry and hot conditions affecting several of the company’s sorghum evaluation areas, most notably in western São Paulo state. The impact of variable weather has been ameliorated, in part, by the geographic distribution of the evaluation sites and the natural tolerance of sorghum to harsh conditions. At this time, the company expects to generate reliable yield and performance data at enough locations to select products for advanced field evaluations next season.

“With new hybrids moving forward in our pipeline, we are confident that we can continue to drive yields higher for our mill customers and address the industry’s need for additional feedstock supply,” said Richard Hamilton, President and Chief Executive Officer of Ceres.

The company has previously indicated that it plans to use this growing season and the next to demonstrate the field performance of its sweet and high-biomass sorghum product lines, which can be used to produce ethanol or combusted for electricity generation, respectively.

Ceres Chief Financial Officer Paul Kuc reported that expenses for the quarter were generally in line with management’s expectations, and benefited from cost-saving measures initiated in the first fiscal quarter. “With the successful completion of our follow-on equity offering last month, we have strengthened our balance sheet and have the resources we need to launch new seed products as well as pursue additional out-licensing opportunities for our biotech traits and genetic technologies,” said Kuc.

Recent Business Highlights

•	Ceres’ sorghum field evaluations this season in Brazil have been managed overall according to the company’s recommended crop management protocols, with variations among locations and hybrids primarily due to differences in growing conditions during the season as well as anticipated variations in the adaptation range of individual hybrids under evaluation. At this time, approximately 40 customer evaluation sites are expected to provide yield and performance data. Based on visual inspections of plant health, size and populations per hectare, company agronomists estimate that approximately 65% of these locations are in good to excellent condition and 35% are in fair condition. Due primarily to severe conditions in certain regions, approximately 15 customer evaluation sites are not expected to provide meaningful yield data or have been lost. Plantings primarily consist of multi-hybrid evaluations designed to determine yield potential, identify the best performing hybrids for specific regions and demonstrate crop management practices. Assessments of individual evaluation locations are subject to change until harvests are completed. The company expects to collect yield results by July.

•	Ceres has advanced its high sugar trait for evaluation in commercial-type sweet sorghum hybrids. This biotech trait significantly boosted sugar yields in non-commercial types of sorghum during field evaluations last year. The company has planned both field and greenhouse evaluations this year. Field trials for Ceres’ other biotech traits are also planned in both rice and corn, with results expected by the end of this year, provided that necessary field trial permits are issued in a timely manner.

•	On March 10, 2014, Ceres completed an underwritten public offering, issuing 23,000,000 shares of common stock at $1.00 per share, including 3,000,000 shares issued pursuant to the exercise in full of the underwriters' option to purchase additional shares to cover over-allotments. Net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses, were $20.8 million.

Second Quarter Financial Results

Total revenues for the quarter ended February 28, 2014 were $0.5 million compared to $1.0 million for the quarter ended February 28, 2013. The change was primarily due to a decrease in collaborative research and government grant revenue. Product sales remained relatively unchanged compared to the second quarter of 2013.

Cost of product sales decreased by $1.7 million to $0.6 million for the three months ended February 28, 2014 compared to the same period in the prior year. The decrease was primarily due to reduced expenses of $1.1 million for obsolete seed inventory and reduced expenses of $0.6 million resulting from changes and reductions in the company’s sales incentive and promotional programs in Brazil.

Research and development expenses decreased by $0.8 million to $3.6 million for the three months ended February 28, 2014 compared to the same period in the prior year. In the U.S., research and development expenses decreased by $0.9 million primarily due to reduced personnel and related expenses and reduced external research and development expenses. In Brazil, research and development expenses increased by $0.1 million primarily as a result of increased personnel and related expenses.

Selling, general and administrative expenses increased by $0.2 million to $3.6 million for the three months ended February 28, 2014 compared to the same period in the prior year. In the U.S., expenses decreased by $0.6 million due to reduced personnel and related expenses and reduced professional fees and patent expenses. The reduction in the U.S. was offset by an increase in Brazil of $0.8 million primarily for personnel and related expenses.

For the quarter ended February 28, 2014, Ceres reported a net loss of $7.2 million, or $0.29 per share, compared to a net loss of $9.0 million, or $0.36 per share, for the quarter ended February 28, 2013.

At February 28, 2014, cash and cash equivalents and marketable securities totaled $18.3 million.

Conference Call and Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EDT (1:30 p.m. PDT) today to discuss its fiscal second quarter results and to provide an update on its business. The webcast of the conference call may be accessed at investor.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:
(877) 838-4153

International callers:
+1 (720) 545-0037

An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

Ceres Forward-Looking Statements

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s plan to align expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

CERES, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2014	2013	2014	2013

Revenues:
Product sales	$46	$59	$66	$73
Collaborative research and government grants	449	967	1,192	2,918
Total revenues	495	1,026	1,258	2,991
Cost and operating expenses:
Cost of product sales	556	2,280	1,865	2,980
Research and development	3,570	4,368	7,984	8,711
Selling, general and administrative	3,585	3,392	6,845	7,236
Total cost and operating expenses	7,711	10,040	16,694	18,927
Loss from operations	(7,216)	(9,014)	(15,436)	(15,936)
Interest expense	(19)	(1)	(19)	(1)
Interest income	10	49	26	78
Loss before income taxes	(7,225)	(8,966)	(15,429)	(15,859)
Income tax expense	-	-	(1)	(1)
Net loss	$(7,225)	$(8,966)	$(15,430)	$(15,860)
Basic and diluted net loss per share	$(0.29)	$(0.36)	$(0.61)	$(0.64)
Weighted average outstanding common shares used for net loss per share: Basic and diluted	25,205,258	24,801,986	25,155,702	24,747,344

CERES, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(In thousands, except share amounts and par value)
(Unaudited)

	February 28,	August 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$5,448	$8,881
Marketable securities	12,883	21,630
Prepaid expenses	541	791
Accounts receivable	761	957
Inventories	-	20
Deferred offering costs	625	-
Other current assets	154	157
Total current assets	20,412	32,436
Property and equipment, net	4,429	4,633
Other assets	44	109
Total assets	$24,885	$37,178

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$4,804	$3,825
Other current liabilities	351	18
Current portion of long-term debt	109	154
Total current liabilities	5,264	3,997
Other non-current liabilities	84	93
Long-term debt, net of current portion	44	82
Total liabilities	5,392	4,172
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid in capital, $0.01 par value; 490,000,000 shares authorized; 25,204,602 shares issued and outstanding at February 28, 2014; 24,897,199 shares issued and outstanding at August 31, 2013.	310,154	308,286
Accumulated other comprehensive loss	(647)	(696)
Accumulated deficit	(290,014)	(274,584)
Total stockholders’ equity	19,493	33,006
Total liabilities and stockholders’ equity	$24,885	$37,178

Contact:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net